Exhibit 15.1

Aetna Inc.
Hartford, Connecticut

Re: Registration Statement Nos. 333-200647, 52120, 52122, 52124, 73052, 87722, 87726, 124619, 124620, 136176, 136177, 168497, 168498, 176009, 176011, 188792, 188814, 190272, 197707, 212841 and 219668

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 31, 2017 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut
October 31, 2017